Exhibit 99.01

       BROOKE FRANCHISE CORPORATION ANNOUNCES JANUARY FRANCHISE ADDITIONS

        OVERLAND PARK, Kan., Feb. 28 /PRNewswire-FirstCall/ -- Shawn Lowry, President of Brooke Franchise Corporation, a subsidiary of Brooke Corporation (Amex: BXX) announced selected January 2005 results.

        Lowry announced that Brooke Franchise Corporation assisted franchisees and others in the acquisition of businesses in the states of Arizona, California, Louisiana, Texas, Florida, Colorado, Tennessee and Illinois. Lowry stated, "As a result of converting business acquisitions into franchises and the start up of new franchises, Brooke Franchise Corporation added nine new franchise locations in January and received approximately $1,300,000 in initial franchise and conversion fees from the addition of these new franchisees." To help observers put the January expansion into perspective, Lowry noted that an average of 13 new franchise locations were added each month in the prior 12 months resulting in an average of approximately $1,700,000 in initial franchise fees each month.

        Brooke Corporation expects to announce its fourth quarter and fiscal year 2004 consolidated financial results in March 2005.

        About our company ... Brooke Franchise Corporation is a subsidiary of Brooke Corporation (Amex: BXX) that distributes insurance, financial, and funeral services through a network of approximately 375 franchise locations. The Brooke organization was founded on the belief that local business owners distribute insurance and related services more efficiently than others if supported by a franchise system.

        Email Distribution ... To receive electronic press release alerts visit the "Investor Relations" section of the Brooke Corporation website at http://www.brookecorp.com and subscribe to our "Email Alerts" on-line.

        This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company's products and services, the impact of competitive products and pricing, the dependence on third party suppliers and their pricing, its ability to meet product demand, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, and the effectiveness of internal controls. Investors are directed to Brooke Corporation's most recent annual and quarterly reports, which are available from Brooke Corporation without charge or at http://www.sec.gov , for a more complete description of the Brooke's business.

SOURCE  Brooke Corporation
        -0-                             02/28/2005
        /CONTACT: Anita Larson of Brooke Corporation, +1-913-661-0123, larsa@brookecorp.com /
        /Web site:  http://www.brookecorp.com /